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As filed with the Securities and Exchange Commission on October 14, 2010

Registration No. 333-168014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BODY CENTRAL CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5600 (Primary Standard Industrial Classification Code Number)	14-1972231 (I.R.S. Employer Identification Number)

6225 Powers Avenue
Jacksonville, FL 32217
(904) 737-0811
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

B. Allen Weinstein
President and Chief Executive Officer
6225 Powers Avenue
Jacksonville, Florida 32217
(904) 737-0811
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Johan V. Brigham, Esq. William S. Perkins, Esq. Bingham McCutchen LLP One Federal Street Boston, Massachusetts 02110 Phone: (617) 951-8000	William F. Schwitter, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Phone: (212) 318-6000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	5,750,000	$16.00	$92,000,000	$6,560(3)

(1)
Includes 750,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

(3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-168014) is solely to file Exhibit 10.17. Accordingly, a preliminary prospectus has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.

Securities and Exchange Commission registration fee	$6,560
FINRA filing fee	$9,700
Nasdaq listing fee	$125,000
Accounting fees and expenses	$450,000
Legal fees and expenses	$1,400,000
Transfer Agent fees and expenses	$7,000
Printing and engraving expenses	$175,000
Miscellaneous expenses	$326,740

Total expenses	$2,500,000

Item 14.   Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that Delaware law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(g) of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person's status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law.

Our certificate of incorporation that will be in effect upon completion of this offering will provide that we must indemnify our directors and officers to the fullest extent authorized by Delaware law and may also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Our by-laws that will be in effect upon completion of this offering will provide that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, an "indemnitee", or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom.

Upon completion of this offering, we expect to enter into indemnification agreements with our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at our request for another corporation or entity. We also maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock and preferred stock issued and options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)    Issuances of Capital Stock

  (1)
  Common Stock

    None.

  (2)
  Preferred Stock

On March 16, 2007, we sold an aggregate of 30,000 shares of non-convertible, non-voting Series C preferred stock to certain buyers of the Series C preferred stock at a price per share of $100 for an aggregate purchase price of $3.0 million. The purchase price was paid by the investors from the escrow account securing certain indemnification obligations of the investors arising from our 2006 Transaction. This transaction took place following a payment to the investors of $81.2 million by us for the purchase of the remaining shares of Body Shop of America, Inc. and Catalogue Ventures, Inc.

(b)    Stock Option Grants

(1)  On August 15, 2007, we granted a stock option to purchase 134,135 shares of our common stock at an exercise price of $3.94 per share to one of our employees pursuant to our 2006 Equity Incentive Plan.

(2)  On December 5, 2007, we granted a stock option to purchase 33,534 shares of our common stock at an exercise price of $3.94 per share to one of our employees pursuant to our 2006 Equity Incentive Plan.

(3)  On February 7, 2008, we granted stock options to purchase an aggregate 209,587 shares of our common stock at an exercise price of $0.98 per share to certain employees pursuant to our 2006 Equity Incentive Plan.

(4)  On October 12, 2009, we granted stock options to purchase an aggregate 586,843 shares of our common stock at an exercise price of $3.94 per share to certain employees pursuant to our 2006 Equity Incentive Plan.

Options to purchase shares of our common stock pursuant to our 2006 Equity Incentive Plan generally vest 25% on the first anniversary of the grant or on the first anniversary of an employee's date of employment, with the remainder vesting in 12 equal quarterly installments thereafter.

No underwriters were involved in the foregoing issuances of securities. The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 of the Securities Act or Section 4(2) of the Securities Act. The offers, sales and issuances of the securities that were deemed to be exempt in reliance on Rule 701 were transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The offers, sales and issuances of the securities that were deemed to be exempt in reliance upon Section 4(2) were each transactions not involving any public offering, and all recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act who were acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit No.	Description
1.1****	Form of Underwriting Agreement.
3.1*	Second Amended and Restated Certificate of Incorporation of Body Central Acquisition Corp., as currently in effect.
3.2****	Form of Third Amended and Restated Certificate of Incorporation of Body Central Corp., to be in effect upon completion of this offering.
3.3*	By-Laws of Body Central Acquisition Corp., as currently in effect.
3.4****	Form of Amended and Restated By-Laws of Body Central Corp., to be in effect upon completion of this offering.
3.5****	Form of Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Body Central Acquisition Corp., as currently in effect.
4.1****	Form of Registrant's Common Stock Certificate.
4.2*	Registration Rights Agreement, dated October 1, 2006, between Body Central Acquisition Corp. and certain investors named therein.
4.3*	Stockholder Agreement, dated October 1, 2006, between Body Central Acquisition Corp. and certain investors named therein.
5.1*****	Opinion of Bingham McCutchen LLP.
10.1*†	Body Central Acquisition Corp. 2006 Equity Incentive Plan.
10.2****†	Amended and Restated 2006 Equity Incentive Plan.
10.3****†	Form of Incentive Stock Option Agreement under the Amended and Restated 2006 Equity Incentive Plan.
10.4****†	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2006 Equity Incentive Plan.
10.5****	Form of Indemnification Agreement made by and between Body Central Corp. and each of its directors and executive officers, to be in effect upon completion of this offering.
10.6**	Lease Agreement, dated as of October 1, 2006, between Powers Avenue Joint Venture and Body Shop of America, Inc.
10.7**†	Incentive Stock Option Agreement, dated October 12, 2009, between Body Central Acquisition Corp. and B. Allen Weinstein.
10.8**†	Incentive Stock Option Agreement, dated February 7, 2008, between Body Central Acquisition Corp. and Richard L. Walters.
10.9**†	Incentive Stock Option Agreement, dated August 15, 2007, between Body Central Acquisition Corp. and Richard L. Walters.
10.10**†	Incentive Stock Option Agreement, dated October 12, 2009, between Body Central Acquisition Corp. and Beth Angelo.
10.11**†	Incentive Stock Option Agreement, dated February 7, 2008, between Body Central Acquisition Corp. and Beth Angelo.

Exhibit No.	Description
10.12***	Financing Agreement, dated October 1, 2006, between Dymas Funding Company, LLC, Churchill Financial Cayman, Ltd., Newstar Financial, Inc, certain lenders and Body Central Acquisition Corp.
10.13*	Amended and Substitute Revolving Note and Term Notes, dated October 1, 2006, by Body Shop of America, Inc. and Catalogue Ventures, Inc. in favor of Churchill Financial Cayman, Ltd.
10.14**	Master Reaffirmation and Joinder to Loan Documents, dated October 1, 2006, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and Rinzi Air, LLC.
10.15**	Waiver and First Amendment to Financing Agreement, dated March 16, 2007, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.16*	Second Amendment to Financing Agreement, dated August 2007, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.17	Waiver and Third Amendment to Financing Agreement, dated January 25, 2008, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.18**	Waiver and Fourth Amendment to Financing Agreement, dated June 6, 2008, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.19*	Fifth Amendment to Financing Agreement, dated February 25, 2010, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.20**	Guaranty, dated January 25, 2008 by WestView Capital Partners, L.P., AIG Global Asset Management Holdings Corp., Beth Angelo, Laurie Bauguss, Curtis V. Hill and Jerrold Rosenbaum in favor of Dymas Funding Company, LLC.
10.21***^	Security Agreement, dated October 1, 2006, by Body Central Acquisition Corp. in favor of Dymas Funding Company, LLC.
10.22**	Pledge and Security Agreement, dated October 1, 2006, by Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and Rinzi Air, LLC in favor of Dymas Funding Company, LLC.
10.23*	Assignment for Security (Copyrights), dated October 1, 2006, by Body Shop of America, Inc. in favor of Dymas Funding Company, LLC.
10.24**	Assignment for Security (Trademarks), dated October 1, 2006, by Body Shop of America, Inc. in favor of Dymas Funding Company, LLC.
10.25****†	Employment Agreement dated November 27, 2007, among Body Shop of America, Inc., Catalogue Ventures, Inc. and Richard L. Walters.
10.26****†	Form of Employment Agreement between Body Central Acquisition Corp. and Beth Angelo.
10.27****†	Employment Agreement, dated July 8, 2009, among Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and B. Allen Weinstein.

Exhibit No.	Description
10.28****†	Amended and Restated Employment Agreement among Body Shop of America, Inc., Catalogue Ventures, Inc. and Curtis Hill, dated December 1, 2007, and Amendment No. 1 to Amended and Restated Employment Agreement, dated February 23, 2009.
10.29*****†	Form of Letter Agreement between Body Central Acquisition Corp. and Martin Doolan.
10.30****†	Form of Letter Agreement between Body Central Acquisition Corp. and Jerrold Rosenbaum.
10.31**†	Success Bonus Plan.
14.1****	Code of Business Conduct and Ethics.
21.1*	List of Subsidiaries.
23.1*****	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).
23.2*****	Consent of PricewaterhouseCoopers, LLP, independent registered certified public accounting firm.
24.1*	Power of Attorney (included on signature page).
99.1*	Consent of Director Designee, John K. Haley.

*
Previously filed with the initial Registration Statement on Form S-1 filed on July 7, 2010.

**
Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2010.

***
Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 filed on September 14, 2010.

****
Previously filed with Amendment No. 3 to the Registration Statement on Form S-1 filed on September 30, 2010.

*****
Previously filed with Amendment No. 5 to the Registration Statement on Form S-1 filed on October 13, 2010.

†
Indicates a management contract or compensatory plan or arrangement.

^
Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed separately with the Securities and Exchange Commission.

(b)  Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (2)  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 6 to this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 14th day of October 2010.

BODY CENTRAL CORP.
By:	/s/ B. ALLEN WEINSTEIN
Name: B. Allen Weinstein Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 6 to this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ B. ALLEN WEINSTEIN B. Allen Weinstein	President, Chief Executive Officer and Director (Principal Executive Officer)	October 14, 2010
/s/ RICHARD L. WALTERS Richard L. Walters	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 14, 2010
* Beth R. Angelo	Chief Merchandising Officer, Executive Vice President, President of Direct Sales and Director	October 14, 2010
* Martin P. Doolan	Director	October 14, 2010
* Scott M. Gallin	Director	October 14, 2010
* Jerrold S. Rosenbaum	Director	October 14, 2010
* John H. Turner	Director	October 14, 2010
* Carlo A. von Schroeter	Director	October 14, 2010

*By:	/s/ RICHARD L. WALTERS Name: Richard L. Walters Title: Attorney-in-fact

 Exhibit Index

Exhibit No.	Description
1.1****	Form of Underwriting Agreement.
3.1*	Second Amended and Restated Certificate of Incorporation of Body Central Acquisition Corp., as currently in effect.
3.2****	Form of Third Amended and Restated Certificate of Incorporation of Body Central Corp., to be in effect upon completion of this offering.
3.3*	By-Laws of Body Central Acquisition Corp., as currently in effect.
3.4****	Form of Amended and Restated By-Laws of Body Central Corp., to be in effect upon completion of this offering.
3.5****	Form of Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Body Central Acquisition Corp., as currently in effect.
4.1****	Form of Registrant's Common Stock Certificate.
4.2*	Registration Rights Agreement, dated October 1, 2006, between Body Central Acquisition Corp. and certain investors named therein.
4.3*	Stockholder Agreement, dated October 1, 2006, between Body Central Acquisition Corp. and certain investors named therein.
5.1*****	Opinion of Bingham McCutchen LLP.
10.1*	Body Central Acquisition Corp. 2006 Equity Incentive Plan.
10.2****†	Amended and Restated 2006 Equity Incentive Plan.
10.3****†	Form of Incentive Stock Option Agreement under the Amended and Restated 2006 Equity Incentive Plan.
10.4****†	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2006 Equity Incentive Plan.
10.5****	Form of Indemnification Agreement made by and between Body Central Corp. and each of its directors and executive officers, to be in effect upon completion of this offering.
10.6**	Lease Agreement, dated as of October 1, 2006, between Powers Avenue Joint Venture and Body Shop of America, Inc.
10.7**†	Incentive Stock Option Agreement, dated October 12, 2009, between Body Central Acquisition Corp. and B. Allen Weinstein.
10.8**†	Incentive Stock Option Agreement, dated February 7, 2008, between Body Central Acquisition Corp. and Richard L. Walters.
10.9**†	Incentive Stock Option Agreement, dated August 15, 2007, between Body Central Acquisition Corp. and Richard L. Walters.
10.10**†	Incentive Stock Option Agreement, dated October 12, 2009, between Body Central Acquisition Corp. and Beth Angelo.
10.11**†	Incentive Stock Option Agreement, dated February 7, 2008, between Body Central Acquisition Corp. and Beth Angelo.

Exhibit No.	Description
10.12***	Financing Agreement, dated October 1, 2006, between Dymas Funding Company, LLC, Churchill Financial Cayman, Ltd., Newstar Financial, Inc, certain lenders and Body Central Acquisition Corp.
10.13*	Amended and Substitute Revolving Note and Term Notes, dated October 1, 2006, by Body Shop of America, Inc. and Catalogue Ventures, Inc. in favor of Churchill Financial Cayman, Ltd.
10.14**
Master Reaffirmation and Joinder to Loan Documents, dated October 1, 2006, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and Rinzi Air, LLC.
10.15**
Waiver and First Amendment to Financing Agreement, dated March 16, 2007, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.16*
Second Amendment to Financing Agreement, dated August 2007, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.17
Waiver and Third Amendment to Financing Agreement, dated January 25, 2008, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.18**
Waiver and Fourth Amendment to Financing Agreement, dated June 6, 2008, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.19*
Fifth Amendment to Financing Agreement, dated February 25, 2010, between Dymas Funding Company, LLC, Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc., Rinzi Air, LLC and certain lenders.
10.20**
Guaranty, dated January 25, 2008 by WestView Capital Partners, L.P., AIG Global Asset Management Holdings Corp., Beth Angelo, Laurie Bauguss, Curtis V. Hill and Jerrold Rosenbaum in favor of Dymas Funding Company, LLC.
10.21***^	Security Agreement, dated October 1, 2006, by Body Central Acquisition Corp. in favor of Dymas Funding Company, LLC.
10.22**	Pledge and Security Agreement, dated October 1, 2006, by Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and Rinzi Air, LLC in favor of Dymas Funding Company, LLC.
10.23*	Assignment for Security (Copyrights), dated October 1, 2006, by Body Shop of America, Inc. in favor of Dymas Funding Company, LLC.
10.24**	Assignment for Security (Trademarks), dated October 1, 2006, by Body Shop of America, Inc. in favor of Dymas Funding Company, LLC.
10.25****†	Employment Agreement dated November 27, 2007, among Body Shop of America, Inc., Catalogue Ventures, Inc. and Richard L. Walters.
10.26****†	Form of Employment Agreement between Body Central Acquisition Corp. and Beth Angelo.
10.27****†	Employment Agreement, dated July 8, 2009, among Body Central Acquisition Corp., Body Shop of America, Inc., Catalogue Ventures, Inc. and B. Allen Weinstein.

Exhibit No.	Description
10.28****†	Amended and Restated Employment Agreement among Body Shop of America, Inc., Catalogue Ventures, Inc. and Curtis Hill, dated December 1, 2007, and Amendment No. 1 to Amended and Restated Employment Agreement, dated February 23, 2009.
10.29*****†	Form of Letter Agreement between Body Central Acquisition Corp. and Martin Doolan.
10.30****†	Form of Letter Agreement between Body Central Acquisition Corp. and Jerrold Rosenbaum.
10.31**†	Success Bonus Plan.
14.1****	Code of Business Conduct and Ethics.
21.1*	List of Subsidiaries.
23.1*****	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).
23.2*****	Consent of PricewaterhouseCoopers, LLP, independent registered certified public accounting firm.
24.1*	Power of Attorney (included on signature page).
99.1*	Consent of Director Designee, John K. Haley.

*
Previously filed with the initial Registration Statement on Form S-1 filed on July 7, 2010.

**
Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 filed on August 17, 2010.

***
Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 filed on September 14, 2010.

****
Previously filed with Amendment No. 3 to the Registration Statement on Form S-1 filed on September 30, 2010.

****
Previously filed with Amendment No. 5 to the Registration Statement on Form S-1 filed on October 13, 2010.

†
Indicates a management contract or compensatory plan or arrangement.

^
Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed separately with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings.
SIGNATURES
Exhibit Index